FORM 5

                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C., 20549

[x]  Check box if no longer subject
     to Section 16. Form 4
     or Form 5 obligations may con-
     tinue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

                                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                            Filed pursuant to Sec. 16(a) of the Securities Exchange Act of 1934, Sec. 17(a) of
                                            the Public Utility Holding Company Act of 1935 or Sec. 30(f) of the Investment Company
                                            Act of 1940.
--------------------------------------------- -------------------------------------------------------------------------------
  1. Name and Address of Reporting person*     2. Issuer Name and Ticker or Trading Symbol
         Stewart   Guthrie  J.                           WAVERIDER COMMUNICATIONS INC.    WAVC
--------------------------------------------- -------------------------------------------------------------------------------
          (Last) (First) (Middle)              3. IRS or Social Security Number of       4. Statement for Month/Year
                                                  Reporting Person (Voluntary)              December 2001
               609 Belmont Avenue
---------------------------------------------                                           -------------------------------------
                  (Street)                                                               5. If Amendment, Date of Original
                                                                                                    (Month/Year)
     Westmount Quebec,  Canada    H3Y 2W1
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            (City) (State) (Zip)
   *If the Form is filed by more than one
 Reporting Person, see Instruction 4(b)(v).
---------------------------------------------     -----------------------------------------------------
6.Relationship of Reporting Person to Issuer      7. Individual or Joint/Group Filing (Check applicable
  (Check all applicable)                                                      line)

      Director                        10% Owner      X   Form filed by One Reporting Person
 ------                           -----            ------
                                                         Form filed by More than One Reporting Person
         Officer (give title below)  X     Other   ------
 ------                           -----
       Former Director - Resignation effective December 2001
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                             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security    2. Transaction   3. Transaction  4. Securities Acquired (A) or  5. Amount of 6. Ownership     7. Nature of
   (Instr. 3)                Date        Code (Instr. 8) Disposed of (D) ; (Instr. 3,   Securities   Form: Direct (D) Indirect
                        (Month/Day/Year)                          4, and 5)             Beneficially or Indirect (I)  Beneficial
                                                                                        Owned at end (Instr. 4)       Ownership
                                                                                        of Issuer's                   (Instr.4)
                                                                                        Fiscal
                                                                                        Month (Instr.
                                                                                        3 and 4)
----------------------- ---------------- --------------- ------------------------------ ------------ ---------------- -------------
                                                          Amount   (A) or (D)   Price
----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

----------------------- ---------------- --------------- --------- ---------- --------- ------------ ---------------- -------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly  (Print or Type
Responses)
                                                                                               Page 1 of 2 pages    (Over)

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

FORM 5 (continued)
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

                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          (eg., puts, calls, warrants, options, convertible securities)

------------ ---------- ------------ ----------- ------------ ---------------------- ---------------------
1. Title of  2.Conver-  3. Transac-  4. Transac- 5. Number of 6. Date Exercisable    7. Title and Amount
Derivative   sion or    tion Date    tion Code   Derivative   and Expiration         of Underlying
Securitiy    Exer-      (Month/Day/  (Instr. 8)  Securities   Date (Month/Day/       Securities
(Instr. 3)   cise Price Year)                    Acquired (A) Year)                  (Instr. 3 and 4)
             of Deriva-                          or Disposed
             tive                                of (D)
             Security                            (Instr. 3,
                                                 4, and 5)
------------ ---------- ------------ ----------- ------------ ----------  ---------- ---------- ---------
                                                              Date        Expira-      Title    Amount or
                                                              Exer-       tion Date             Number of
                                                              cisable                           Shares
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
                                                 (A)    (D)
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
1999 Incentive
And Nonqualified                                               Anytime    10/25/09    Common       50,000
Stock Option Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (2000)                                                  Anytime    02/25/10    Common       50,000
Plan
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
Employee Stock
Option (2000) Plan                                             Anytime    02/28/11    Common       25,000
----------------------- ------------ ------------ ----------- ---------- ---------- ----------- -----------
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Table II (continued)
------------ ---------- ---------- ------------ ------------
1. Title of  8. Price   9. Number  10. Owner-   11. Nature
Derivative   of         of Deriva- ship of De-  of
Securitiy    Derivative tive       rivative     Indirect
(Instr. 3)   Security   Securi-    Security;    Beneficial
             and        ties       Direct (D)   Ownership
             (Instr.5)  Benefi-    or           (Instr. 4)
                        cially     Indirect
                        Owned at   (I)
                        end of     (Instr. 4)
                        Month
                        (Instr. 4)

------------ ---------- ----------- ----------- ------------
1999
Incentive
And            $0.91       50,000        (D)
Nonqualified
Stock Option
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (2000)  $9.03       50,000         (D)
Plan
------------ ---------- ----------- ----------- ------------
Employee
Stock
Option (2000)  $1.63       25,000          (D)
Plan
------------ ---------- ----------- ----------- ------------

Explanation of Responses:


** Intentional  misstatements or omissions of facts constitute  Federal Criminal
Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


               /S/ G. Stewart                            February 15, 2002
               ----------------                          ------------------
               **   Signature of Reporting Person        Date

Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

                                                              Page 2 of 2 pages.